Exhibit 3.1

AMENDMENT NO. 2

TO

THE AMENDED AND RESTATED BY-LAWS

OF

LGL GROUP, INC.

The Amended and Restated By-laws of LGL Group, Inc. (the “Company”) are hereby amended by renumbering Article V Section 5.2(k and l) of the By-laws as Article V Section 5.2 k and l (and all references to a section number within such section shall be to Article V Section 5.2) and by deleting in its entirety Article V Section 5.5.